FOURTH AMENDMENT TO ETF DISTRIBUTION AGREEMENT

THIS FOURTH AMENDMENT (this “Amendment”) to the ETF Distribution Agreement dated September 30, 2021 (the “Agreement”) between ETF Series Solutions (the “Trust”), a Delaware statutory trust, and Quasar Distributors, LLC (together with the Trust, the (“Parties”), a Delaware limited liability company, has an Effective Date of August 22, 2022.

RECITALS

WHEREAS, the Parties have entered into the Agreement.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement.

WHEREAS, Section 8(b) of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the Parties agree that:

1.Exhibit A of the Agreement is replaced by Exhibit A attached hereto.
2.Except to the extent amended hereby, the Agreement shall remain in full force and effect.
3.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF. the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ETF SERIES SOLUTIONS	QUASAR DISTRIBUTORS, LLC

By: /s/ Isabella K. Zoller	By: /s/ Teresa Cowan
Name: Isabella K. Zoller	Name: Teresa Cowan
Title: Secretary	Title: President
Date: August 22, 2022	Date: August 22, 2022

EXHIBIT A

Blue Horizon BNE ETF ETFB Green SRI REITs ETF PSYK ETF
Aptus Drawdown Managed Equity ETF Aptus Collared Income Opportunity ETF Aptus Defined Risk ETF
Opus Small Cap Value ETF
International Drawdown Managed Equity ETF McElhenny Sheffield Managed Risk ETF
The Acquirers Fund
AAM Low Duration Preferred and Income Securities ETF AAM S&P 500 Emerging Markets High Dividend Value ETF AAM S&P 500 High Dividend Value ETF
AAM S&P Developed Markets High Dividend Value ETF AAM Bahl & Gaynor Small/Mid Cap Income Growth ETF AlphaMark Actively Managed Small Cap ETF AlphaClone Alternative Alpha ETF
US Vegan Climate ETF ClearShares OCIO ETF
ClearShares Piton Intermediate Fixed Income Fund ClearShares Ultra-Short Maturity ETF
Distillate International Fundamental Stability & Value ETF Distillate U.S. Fundamental Stability & Value ETF
AI Powered International Equity ETF NETLease Corporate Real Estate ETF Hoya Capital Housing ETF
Hoya Capital High Dividend Yield ETF LHA Market State Alpha Seeker ETF LHA Market State Tactical Beta ETF Loncar Cancer Immunotherapy ETF Loncar China BioPharma ETF
Nationwide Nasdaq-100 Risk-Managed Income ETF Premise Capital Diversified Tactical ETF
Roundhill Deep Value ETF
U.S. Global GO GOLD and Precious Metal Miners ETF
U.S. Global Jets ETF Volshares Large Cap ETF
iBet Sports Betting & Gaming ETF LHA Market State Tactical Q ETF
Nationwide S&P 500 Risk-Managed Income ETF Nationwide Dow Jones Risk-Managed Income ETF Nationwide Russell 2000 Risk-Managed Income ETF
U.S. Global Sea to Sky Cargo ETF Carbon Strategy ETF
AAM Transformers ETF Aptus Enhanced Yield ETF
Distillate Small/Mid Cash Flow ETF